EXHIBIT 11

                          LIGHTPATH TECHNOLOGIES, INC.
                        COMPUTATION OF NET LOSS PER SHARE


                                                     FOR THE YEAR ENDED JUNE 30
                                                     --------------------------
                                                        1999           1998
                                                     -----------    -----------
Net loss                                             $(3,592,229)   $(4,331,290)
Preferred stock 8% premium                              (224,651)      (311,529)
Imputed dividend on Series A, Series B and
  Series C Preferred Stock                                    --     (1,386,700)
                                                     -----------    -----------
Net loss applicable to common shareholders           $(3,816,880)   $(6,029,519)
                                                     -----------    -----------
Weighted average common shares outstanding             4,271,313      3,010,861
                                                     ===========    ===========
Basic and Diluted net loss per common share          $      (.89)   $     (2.00)
                                                     ===========    ===========